Exhibit 10.1

SEVENTH AMENDMENT TO THE

CHS/COMMUNITY HEALTH SYSTEMS, INC. 401(k) PLAN

January 1, 2013

WHEREAS, CHS/Community Health Systems, Inc. (the “Company”) has previously established and currently maintains the CHS/Community Health Systems, Inc. 401(k) Plan (the “Plan”); and

WHEREAS, the Company desires to amend the Plan to clarify pre-eligibility compensation and allow for the eligibility of certain employees participating in other retirement plans maintained by the Company or its affiliated employers, effective as of January 1, 2013; and

WHEREAS, the Company has reserved the right to amend the Plan; and

WHEREAS, the Board of Directors has approved of the changes set forth in this Seventh Amendment.

NOW, THEREFORE, BE IT RESOLVED, that the Plan be and the same is hereby amended as follows, effective as of January 1, 2013:

1.	The last sentence of the fifth paragraph of Section 1.24 shall be deleted.

2.	The subsections of Section 1.35 of the Plan are revised to read as follows:

(a) An individual shall not be an Eligible Employee if such individual is not reported on the payroll records of the Employer as a common law employee. In particular, it is expressly intended that individuals not treated as common law employees by the Employer on its payroll records and out-sourced workers, are neither Employees nor Eligible Employees, and are excluded from Plan participation even if a court or administrative agency determines that such individuals are common law employees and not independent contractors.

(b) Employees who are Leased Employees.

(c) Employees who are residents of Puerto Rico.

(d) Employees who are nonresident aliens (within the meaning of Code Section 7701(b)(1)(B)) and who receive no earned income (within the meaning of Code Section 911(d)(2)) from the Employer that constitutes income from sources within the United States (within the meaning of Code Section 861(a)(3)).

(e) Employees who are eligible to participate in another retirement plan maintained by the Employer or an Affiliated Employer which is intended to be qualified under Code Section 401(a)

that also provides for a cash-or-deferred arrangement or contains a qualified Roth contribution arrangement, unless such Employees, in connection with their concurrent employment with another Affiliated Employer, are eligible to participate in such other retirement plan pursuant to the terms of a collective bargaining agreement between employee representatives and such other Affiliated Employer (or with the Employer on behalf of such other Affiliated Employer), including an agreement that is in the process of negotiation or has terminated but remains subject to negotiation or for whom a collective bargaining unit representative has been certified.

3.	Except as otherwise provided herein, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Seventh Amendment of the Plan has been executed on the 20th day of December, 2013.

CHS/COMMUNITY HEALTH SYSTEMS, INC.

By:
Rachel A. Seifert, Executive Vice President